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                            AMENDED AND RESTATED

                        CERTIFICATE OF INCORPORATION

                                     OF

                   GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.


         The name of the corporation is General Chemical Industrial Products Inc. (the "Corporation"). The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on February 12, 1999. This Amended and Restated Certificate of Incorporation, which both amends and restates the provisions of the Corporation's Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of the Corporation's sole stockholder in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

         FIRST: The name of the Corporation is General Chemical Industrial Products Inc. (the "Corporation").

         SECOND: The address of the registered office of the Corporation in the State of Delaware is at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "DGCL").

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1000) shares of Common Stock, each having a par value of one penny ($.01).

         FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:







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         (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

         (2) The directors shall have power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the By-Laws of the Corporation, except to the extent that this Certificate of Incorporation or the By-Laws of the Corporation otherwise provide .

         (3) The number of directors of the Corporation shall be fixed, and may be altered from time to time, in the manner provided in the By-Laws of the Corporation. Vacancies in the Board of Directors and newly-created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws of the Corporation. Election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and, unless the By-Laws of the Corporation so provide, need not be by written ballot.

         (4) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and the By-Laws of the Corporation.

         (5) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

         SIXTH: Meetings of stockholders may be held within or without the State of Delaware, an the By-Laws may provide. The books of the Corporation may be kept (subject to the requirements of the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

         SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed


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for this Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


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         IN WITNESS WHEREOF, the undersigned has executed this Amended and
Restated Certificate of Incorporation this 28th day of April, 1999.


                                                By  /s/ Stewart A. Fisher
                                                   -----------------------------
                                                   Name:  Stewart A. Fisher
                                                   Office:  Vice President

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